                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant  /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/X/    Preliminary Proxy Statement

/ /    Definitive Proxy Statement

/ /    Definitive Additional Materials

/ /    Soliciting Material Pursuant to Exchange Act Rule 14a-11 or 14a-12


                          INNOVATIVE TECH SYSTEMS, INC.
                (Name of Registrant as Specified In Its Charter)

                          INNOVATIVE TECH SYSTEMS, INC.
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/    No fee required

/ /   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
      Item 22(a)(2) of Schedule 14A.


/ /   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1)  Title of each class of securities to which transaction applies:

      __________________________________________________________________________

      2)  Aggregate number of securities to which the transaction applies:

      __________________________________________________________________________

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

      __________________________________________________________________________

      4)  Proposed maximum aggregate value of transaction:

      __________________________________________________________________________

/ /   Fee paid previously with preliminary materials.

--------

(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

//    Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)  Amount Previously Paid:__________________________________

      2)  Form, Schedule or Registration Statement No.:_________________________

      3)  Filing Party:___________________________

      4)  Date Filed:_____________________________


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
                  [LETTERHEAD OF INNOVATIVE TECH SYSTEMS, INC.]



                                          September 2, 1997



Dear Warrant Holder:

      Please take note of the important information enclosed with this letter. There is an important matter related to the outstanding Innovative Tech Systems' Warrants which you own that requires your immediate attention and approval. This matter is discussed in detail in the enclosed consent materials.

      Your vote counts, and you are strongly encouraged to exercise your right to vote your Warrants. Please mark the box on the Written Consent to indicate how your Warrants should be counted. Then sign the card, detach it and return your form of Consent in the enclosed postage-paid envelope.

      YOUR WRITTEN CONSENT MUST BE RECEIVED PRIOR TO THE END OF BUSINESS ON SEPTEMBER 30, 1997.

      Thank you in advance for your prompt consideration of these matters.

                                    Sincerely,

                                    INNOVATIVE TECH SYSTEMS, INC.



                                    By:  ____________________________________
                                         William M. Thompson, Chairman and CEO

                   NOTICE OF SOLICITATION OF WRITTEN CONSENTS
                  IN LIEU OF SPECIAL MEETING OF WARRANT HOLDERS






Date:  September 2, 1997




Dear Warrant Holder:

      The Board of Directors of Innovative Tech Systems, Inc., an Illinois corporation (the "Company"), has unanimously recommended a one-for-eight reverse split of all of the outstanding redeemable common stock purchase warrants heretofore issued by the Company (the "Warrants") for the purposes set forth on pages 5 and 6 of the enclosed Consent Statement. Under the terms of the proposed reverse split, there would also be a one-for-twenty-nine and one-eighth reduction in the present exercise price of the Warrants. In order to effect the reverse split of the Warrants, the Board of Directors has directed that the written consent of Warrant holders be solicited in lieu of holding a special meeting of Warrant holders. The accompanying Consent Statement explains the procedures required to consider and act upon this proposal and provides additional related information. Only Warrant holders of record at the close of business on July 25, 1997 will be entitled to act on the proposal.

      YOUR BOARD OF DIRECTORS HAS APPROVED THE REVERSE WARRANT SPLIT AS BEING IN THE BEST INTERESTS OF INNOVATIVE TECH AND UNANIMOUSLY RECOMMENDS THAT YOU CONSENT TO THE PROPOSED AMENDMENT TO THE OUTSTANDING WARRANTS.

      Please do not mail your Warrant certificates to the Company or the Company's transfer agent until you are notified in writing by the Company's Secretary to do so.

                                          Sincerely,

                                          INNOVATIVE TECH SYSTEMS, INC.

                                          By:_______________________________
                                             Karen A. Thompson, Secretary

                         INNOVATIVE TECH SYSTEMS, INC.
                             444 JACKSONVILLE ROAD
                                   SUITE 200
                        WARMINSTER, PENNSYLVANIA 18974

                               CONSENT STATEMENT

                      SOLICITATION OF WRITTEN CONSENT OF
                              WARRANT HOLDERS TO
                    AMENDMENT OF EXISTING WARRANT AGREEMENT


      This consent statement and the enclosed written consent are furnished in connection with the solicitation of written consents by the Board of Directors of Innovative Tech Systems, Inc., an Illinois corporation ("Innovative Tech" or the "Company"), from the holders of the following redeemable common stock purchase warrants heretofore issued by the Company (collectively, the "Warrants"):

            (a) 5,400,000 redeemable common stock purchase warrants issued by the Company on July 26, 1994 in conjunction with a public offering of the Company's Common Stock (the "Public Offering");

            (b) 3,900,000 redeemable common stock purchase warrants issued by the Company in April, 1994 in conjunction with certain bridge financing provided to the Company;

            (c) 810,000 redeemable common stock purchase warrants issued by the Company on September 14, 1994 in conjunction with the exercise of an over-allotment option granted to A.S. Goldmen & Co., Inc., the underwriter (the "Underwriter") for the Public Offering; and

            (d) 486,000 redeemable common stock purchase warrants heretofore issued upon the exercise of certain warrants (the "Underwriter's Warrants") granted to the Underwriter for services rendered in conjunction with the Public Offering.

Please note that the foregoing numbers have been adjusted to reflect the three-for-one stock split effectuated by the Company on September 18, 1995.

      The Warrants were issued pursuant to, and are governed by, the terms and provisions of a certain Warrant Agreement (the "Warrant Agreement"), dated as of July 26, 1994, between the Company and Continental Stock Transfer & Trust Company (the "Warrant Agent"). The Company is asking the holders of the Warrants and the Underwriter to approve an amendment to the Warrant Agreement which would effect (a) a one-for-eight reverse split of all of the outstanding Warrants, and
(b) a one-for-twenty-nine and one-eighth reduction in the present exercise price of the Warrants. Only the Underwriter and holders of record of the Warrants as of the close of business on July 25, 1997 (the "Record Date") will be entitled to notice of and to consent to the proposed amendment to the Warrant Agreement.

      Pursuant to the terms and provisions of the Warrant Agreement, the Board of Directors of the Company is asking the Underwriter and the holders of the Warrants for their written consent to the proposed amendment to the Warrant Agreement in lieu of holding a Special Meeting of holders of the Warrants to approve the amendment. A holder of a Warrant who executes the enclosed written consent (either indicating such holder's consent or without indicating a choice) and mails it as directed will be counted as consenting to the proposed amendment if such consent is received by the Company before the close of business of the New York Stock Exchange on September 30, 1997 (such date, including any extension thereof made pursuant to the next sentence, is at times referred to herein as the "Effective Date"). The Board of Directors of the Company, in its sole discretion, may elect to extend such date for up to an additional thirty days. However, there can be no assurance as to the length, if any, of any such extension of the Effective Date. No written notice of the extension of the Effective Date need be given to any holder of a Warrant and any such extension will not alter the binding nature of consents already received by the Company.

      Any consent may be revoked in writing at any time provided such written revocation is received by the Company on or before the close of business of the New York Stock Exchange on the Effective Date. Adoption of the proposed amendment requires the written consent of the Underwriter and the holders of at least 66-2/3% of the Warrants outstanding on the Record Date. Abstentions and broker non-votes will have the effect of withholding consent.

      If the necessary consents are received, the proposed amendment to the Warrant Agreement will become effective as of the close of business of the New York Stock Exchange on the Effective Date. At such time, all holders of the Warrants will be bound by the amendment, whether or not they consented thereto. If the proposed amendment to the Warrant Agreement is approved, you will receive written notice about exchanging your present Warrant certificates for new certificates. Until then, your existing certificates will continue to represent your interest in the Warrants following the Effective Date. DO NOT DESTROY YOUR CERTIFICATES AND DO NOT MAIL THEM TO THE COMPANY OR THE TRANSFER AGENT UNTIL NOTIFIED IN WRITING BY THE COMPANY'S SECRETARY TO DO SO.

      This consent statement and the enclosed consent were first mailed to holders of the Warrants on or about September 2, 1997. The address of the principal executive office of Innovative Tech is 444 Jacksonville Road, Suite 200, Warminster, Pennsylvania 18974.

                     WARRANTS AND PRINCIPAL HOLDERS THEREOF


      As of the close of business on the Record Date, there were 10,596,000 Warrants outstanding. Each outstanding Warrant entitles the owner thereof to one vote on the proposed amendment. As of the Record Date, the Company was not aware of any person who was the beneficial owner of more than five percent (5%) of the outstanding Warrants.


           CERTAIN INFORMATION WITH RESPECT TO DIRECTORS AND OFFICERS

Security Ownership of Management.

      As of the Record Date, neither the Company's Chief Executive Officer, the Company's Chief Operating Officer, nor any other director or executive officer of the Company, was the beneficial owner of any of the outstanding Warrants.


                     PROPOSED AMENDMENT TO WARRANT AGREEMENT

General.

      On August 12, 1997, the Board of Directors of the Company unanimously adopted a resolution approving a one-for-eight reverse split of the Warrants, as well as an amendment to the Warrant Agreement to effectuate such reverse split, and a corresponding one-for-twenty-nine and one-eighth reduction in the exercise price stated therein for each Warrant.

      IF THE COMPANY RECEIVES EXECUTED WRITTEN CONSENTS IN THE ENCLOSED FORM (EITHER INDICATING THAT WARRANT HOLDER'S CONSENT OR WITHOUT INDICATING A CHOICE) ON OR BEFORE SEPTEMBER 30, 1997 FROM HOLDERS OF AT LEAST 66-2/3% OF THE WARRANTS OUTSTANDING ON THE RECORD DATE, EVERY EIGHT WARRANTS PREVIOUSLY ISSUED WILL BE REVERSE SPLIT INTO ONE wARRANT, WITHOUT ANY FURTHER ACTION BEING REQUIRED BY THE HOLDER OF THE WARRANT. SIMULTANEOUSLY THEREWITH, THERE WILL BE A ONE-FOR-TWENTY-NINE AND ONE-EIGHTH REDUCTION IN THE EXERCISE PRICE OF EACH WARRANT. THUS, IF THE PROPOSED AMENDMENT IS APPROVED, THE EXERCISE PRICE OF THE WARRANTS WILL BE REDUCED FROM $2.33 PER SHARE TO $0.08 PER SHARE. IF THE AMENDMENT IS NOT APPROVED, THERE WILL BE NO REDUCTION IN THE NUMBER OF OUTSTANDING wARRANTS AND THE EXERCISE PRICE OF THE WARRANTS WILL REMAIN AT $2.33 PER SHARE.

      Based on the number of Warrants issued and outstanding on the Record Date, approval of the proposed amendment to the Warrant Agreement will cause the number of issued and outstanding Warrants to be reduced from 10,596,000 to 1,324,500.

      If the reverse split of the Warrants is approved, each outstanding Warrant will be deemed to be one-eighth of a Warrant from and after the Effective Date and each eight outstanding Warrants will be deemed to be one Warrant from and after the Effective Date. Holders of fractional Warrants will receive cash in lieu of such fractional interests in an amount equal to such fraction multiplied by eight times the average closing price of the Warrants on the Nasdaq SmallCap Market for the ten calendar days preceding the Effective Date.

      Except as set forth above with respect to the adjustment in the number of outstanding Warrants, and the reduction in the exercise price for each Warrant, no change will result in the relative rights or interests of present holders of the Warrants by virtue of the approval of the proposed amendment to the Warrant Agreement. Approval of the proposed amendment to the Warrant Agreement will not result in any change in the rights or interests of present holders of shares of the Company's Common Stock, holders of outstanding options to acquire shares of the Company's Common Stock, or holders of any warrants (other than the Warrants) heretofore issued by the Company to acquire shares of the Company's Common Stock.

      The following unaudited schedule of stockholders' equity sets forth as of April 30, 1995, on a pro forma basis, the effect of the adoption of the proposed amendment to the Warrant Agreement:

                          INNOVATIVE TECH SYSTEMS, INC.
                   PRO FORMA STATEMENT OF STOCKHOLDERS' EQUITY
                                 APRIL 30, 1997

                                                                                                     PRO FORMA          PRO FORMA
                                                                                   HISTORICAL     REVERSE SPLIT(1)     EXERCISED(2)
                                                                                   ----------     ----------------     ------------
Senior Preferred stock, par value $.001; authorized
     200,000,000 shares; issued and outstanding -0-
     shares as of April 30, 1997                                                           --                 --                 --
Common stock, par value $.0185; authorized
     100,000,000 shares; issued and outstanding - 10,888,456 as of April 30,
     1997 and 12,219,706 after the reverse split and exercise of all
outstanding Warrants and Underwriter's Warrants                                   $   201,436        $   201,436        $   226,064
Additional paid-in capital                                                          7,290,038          7,290,038          9,012,743
Warrants                                                                              851,500          1,640,766                 --
Accumulated deficit                                                                (2,413,783)        (3,203,049)        (3,203,049)
                                                                                  -----------        -----------        -----------
Total shareholders' equity                                                        $ 5,929,191        $ 5,929,191        $ 6,035,759
                                                                                  ===========        ===========        ===========

(1) Gives effect to the one-for-eight reverse split of all of the outstanding Warrants.

(2) Gives effect to the exercise of all the outstanding Warrants after the one-for-eight reverse split of the warrants and the one-for-twenty-nine and one-eight reduction in the exercise price of the Warrants.


      The Company's Transfer Agent will be directed to treat certificates representing Warrants outstanding prior to the one-for-eight reverse split as representing the number of Warrants which would be issuable in lieu thereof following the effective date of the reverse split. However, to avoid confusion and to be compensated for their fractional interests, if any, holders of the Warrants, upon approval of the proposed reverse split, will be notified by the Company to tender their certificates to the Company's Transfer Agent, Continental Stock Transfer & Trust Company, Two Broadway, New York, New York 10004, whereupon new certificates will be issued representing the correct number of Warrants, as applicable, to which the holder is entitled following the reverse split and setting forth the adjusted exercise price for each such Warrant.

      DO NOT DESTROY YOUR WARRANT CERTIFICATES AND DO NOT MAIL THEM TO THE COMPANY OR THE TRANSFER AGENT UNTIL YOU ARE NOTIFIED IN WRITING BY THE COMPANY'S SECRETARY TO DO SO.

      The one-for-eight reverse split of the Warrants and the one-for-twenty-nine and one-eighth reduction in the present exercise price of the Warrants will be treated as a taxable event for federal tax purposes under the Internal Revenue Code. A holder of the Warrants will be required for federal tax purposes to recognize either a gain or a loss, dependent upon the holder's basis in the underlying Warrant, as a consequence of the reverse split. The holder's cost basis in the new warrants to be received following the reverse split will be equal to the fair market value of such security on the date of issuance. A Warrant holder who receives cash in lieu of fractional shares will be taxed on the receipt of the cash as though same were a dividend (ordinary income).

      The foregoing is only a brief summary of the anticipated tax effects of the reverse split of the Warrants under current federal law. Warrant holders are encouraged to consult with their own tax advisors regarding the effects of these transactions under applicable federal, state, local and foreign tax laws and regulations.

Purpose of Amendment.

      The primary purpose of the proposed reverse split of the Warrants is to reduce the number of authorized and outstanding Warrants, and the number of shares of Common Stock that could be issued pursuant to an exercise of the Warrants, so as to increase the trading price of the Warrants and the Company's Common Stock and stimulate broader investment interest in the Warrants and the Company's Common Stock. However, it is not possible to predict the exact impact that the reverse split of the Warrants will have on the trading price of the Warrants or the Company's Common Stock and there can be no assurances that such trading prices will rise or that any increased trading price will be maintained for any period of time.

      The Board of Directors of the Company believes that the proposed reverse split of the Warrants will simplify the Company's capital structure and will facilitate the issuance of additional equity securities and, to the extent thought desirable by the Board, enable the Company to raise capital through the issuance of such additional equity securities more efficiently and economically. The Board believes that investors in the capital markets may be more interested in the Company's Common Stock, if the overall number of outstanding Warrants is reduced to a more manageable level, resulting in an increased market value per share of the Company's Common Stock. However, there can be no assurance that any offering will be attempted or, if attempted, that it will be successful.

      Under the Company's present capital structure, if the trading price of a share of the Company's Common Stock were to reach $2.33 or higher, there would be a strong potential that the holders of the 10,596,000 Warrants currently outstanding would exercise their Warrants and thereby flood the securities markets with an additional 10,596,000 shares of the Company's Common Stock. This would almost double the present number of outstanding shares of the Company's Common Stock by increasing such number from 10,888,456 to 21,484,456. Based upon discussions with the Company's financial advisors and various investment banking firms, management of the Company believes that there is insufficient demand in the market for such a large number of shares of the Company's Common Stock and that this overage of supply would cause the trading price of the Common Stock to immediately fall below the $2.33 per share exercise price of the Warrants. It is the opinion of the financial experts with whom the Company has consulted that this situation has limited the potential maximum trading price of the Company's Common Stock and that this limitation has had the effect of suppressing the current trading price of the Company's Common Stock and the Warrants.

      The Company is hoping to eliminate this limitation by reducing the number of Warrants to a more manageable number and giving the holders of the Warrants an immediate incentive to convert their Warrants to shares of the Company's Common Stock since a reduction of the exercise price of the Warrants to $0.08 per share will cause the Warrants to be "in the money" as long as the market price of the Company's Common Stock remains above $0.08 per share. The closing price of the Common Stock on August 12, 1997 was $1.3125. While the proposed reverse split of the Warrants and the simultaneous reduction in the exercise price from $2.33 to $0.08 per share will significantly reduce the maximum potential revenues to be realized by the Company from an exercise of all outstanding Warrants from $24,688,680 to $106,568, the Company believes that the prospect of any of the Warrants being "in the money," and exercised prior to the July 25, 1999 expiration date of the Warrants fixed by the Warrant Agreement, is remote if the proposed reverse split is not effected. The Company believes that the interests of the Company's shareholders and Warrant holders are best served by foregoing the remote possibility that substantial revenues will be generated by a large-scale exercise of the Warrants and taking steps now to eliminate a potential contributing factor to the current suppressed price of the Company's Common Stock and Warrants.

Recommendations of Board of Directors.

      FOR THE REASONS SET FORTH ABOVE, THE BOARD RECOMMENDS A VOTE FOR THIS AMENDMENT.

Required Vote.

            Approval of the proposed amendment to authorize the one-for-eight reverse split and the one-for-twenty-nine and one-eighth reduction in the exercise price per Warrant requires the consent of (a) 66-2/3% of the Warrants outstanding on the Record Date, and (b) the Underwriter. The Company has already obtained the consent of the Underwriter to the proposed amendment.


                              COSTS OF SOLICITATION

            The entire cost of soliciting consents will be borne by Innovative Tech. Shareholder Communications Corporation has been retained by the Company to aid in the solicitation of consents, at an estimated cost of $5,000 plus reimbursement of out-of-pocket expenses. Consents may also be solicited in person or by telephone or telegraph by directors, officers or regular employees of Innovative Tech, none of whom will receive additional compensation therefor. Finally, arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send consent materials to the beneficial owners of stock, and reimbursement for expenses may be made.

           Warrant holders are urged to complete, sign and return the enclosed form of consent promptly, and in all events prior to September 30, 1997, in the enclosed envelope. The Board of Directors of the Company unanimously recommends that you consent to the proposed amendment to the Warrant Agreement.

                                    By Order of the Board of Directors,


September 2, 1997                   KAREN A. THOMPSON
                                    Secretary

                          INNOVATIVE TECH SYSTEMS, INC.

                     - WRITTEN CONSENT FOR WARRANT HOLDERS-

          WRITTEN CONSENT SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned hereby votes all of the Redeemable Common Stock Purchase Warrants issued by Innovative Tech Systems, Inc., an Illinois corporation (the "Company"), with respect to which the undersigned is entitled to act, to consent, withhold consent or abstain, as indicated on the reverse side of this Written Consent, to the proposal described on the reverse side hereof.

THIS WRITTEN CONSENT, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN; IF NO DIRECTION IS MADE WITH RESPECT TO THE PROPOSAL, THIS WRITTEN CONSENT WILL BE COUNTED AS A CONSENT TO THE PROPOSAL.

The undersigned acknowledges receipt of the Notice of Request for Written Consent of Warrant Holders in Lieu of a Special Meeting and the Company's Consent Statement dated September 2, 1997 and hereby revokes all former consents given by the undersigned with respect to the proposal described on the reverse side of this Written Consent.

You are urged to sign and return your Written Consent to the Company without delay, AND IN ALL EVENTS BY THE CLOSE OF BUSINESS ON SEPTEMBER 30, 1997, in the return envelope provided for that purpose which requires no postage if mailed in the United States.

/X/   PLEASE MARK CHOICE AS SHOWN IN THIS EXAMPLE.

Proposal to approve an amendment to the existing Warrant Agreement to which the Company is a party which amendment would effect (a) a one-for-eight reverse split of all of the outstanding Redeemable Common Stock Purchase Warrants, and
(b) a one-for-twenty-nine and one-eighth reduction in the present exercise price of the Redeemable Common Stock Purchase Warrants, all as further described in the Company's Consent Statement dated as of September 2, 1997.

      /  /  CONSENT            /  /  WITHHOLD CONSENT             /  /  ABSTAIN

                                          -------------------------------------
                                          Name of Warrant Holder

                                          -------------------------------------
                                          Signature(s) of Warrant Holder(s)


WHEN SIGNING THIS WRITTEN CONSENT, PLEASE DATE IT AND TAKE CARE TO HAVE THE SIGNATURE CONFORM TO THE WARRANT HOLDER'S NAME AS IT APPEARS ON THIS SIDE OF THE WRITTEN CONSENT. IF WARRANTS ARE REGISTERED IN THE NAMES OF TWO OR MORE PERSONS, EACH PERSON SHOULD SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES AND GUARDIANS SHOULD SO INDICATE WHEN SIGNING.


                                          DATED:  ________________, 1997


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